Exhibit B

                         [Andrews Group Letterhead]

                                   July 1, 1997

By Fax:  212/682-5272 and
By Hand
By Certified Mail
Return Receipt Requested

Mr. Joseph M. Ahearn
President and Chief Executive Officer
Toy Biz, Inc.
685 Third Avenue
New York, New York 10017-4024

Dear Mr. Ahearn:

          This is to inform you that Andrews Group Incorporated ("Andrews") is hereby terminating the Agreement and Plan of Merger, dated as of December 27, 1996, by and among Andrews, Andrews Acquisition Corp. and Toy Biz Inc. pursuant to Section 7.1 thereof.

                              Very truly yours,

                              ANDREWS GROUP INCORPORATED

                              By: /s/ Barry F. Schwartz

cc:  Allen Finkelson, Esq.
     Cravath, Swaine & Moore
     Worldwide Plaza
     825 Eighth Avenue
     New York, New York  10019